Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-13259, 333-69717, 333-91801, 333-102338, 333-117843, 333-117844, 333-129851, 333-152541, 333-155215 and 333-162291 ) on Form S-8 and (Nos. 033-61903, 333-09151 and 333-89836) on Form S-3 of American Science and Engineering, Inc. and subsidiaries of our report dated June 6, 2014, relating to our audits of the consolidated financial statement as of and for the years ended March 31, 2014 and 2013  and the effectiveness of internal control over financial reporting as of March 31, 2014, which appear in this Annual Report on Form 10-K of American Science and Engineering, Inc. and subsidiaries for the year ending March 31, 2014.

/s/ McGladrey LLP

Boston, Massachusetts
June 6, 2014